UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2016

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

3801 South Oliver, Wichita, Kansas	67210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

N/A

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;

Compensatory Arrangements of Certain Officers.

(b)(d)                  On July 25, 2016, Larry A. Lawson, who, as previously announced, is retiring as President and Chief Executive Officer of Spirit AeroSystems Holdings, Inc. (the “Company”), resigned from the board of directors of the Company (the “Board”), effective immediately. The Board appointed Thomas C. Gentile III, the Company’s incoming President and Chief Executive Officer, to fill the vacancy created by Mr. Lawson’s resignation.  Mr. Gentile will serve on the Board until the Company’s 2017 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified, or until his earlier death, resignation or removal.

(e)                                  On July 27, 2016, in recognition of Mr. Gentile’s appointment as President and Chief Executive Officer of the Company, the Board approved the modification of his compensation arrangements, effective as of August 1, 2016.  Beginning in 2017, Mr. Gentile will be entitled to receive an annual award under the Long Term Incentive portion of the Company’s Omnibus Plan with a value equal to 400% of his annual base salary based on target performance (increased from 300%).  The Board also increased Mr. Gentile’s annual base salary from $1,000,000 to $1,100,000 and his annual deferred compensation from $500,000 to $600,000.

Other than as set forth herein, Mr. Gentile’s employment agreement with the Company will continue in full force and effect on its current terms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: July 29, 2016	/s/ Joseph T. Boyle
Joseph T. Boyle
Assistant Secretary